Exhibit 99.1

For Immediate Release

Tuesday, January 25, 2022

Contact: F. Scott Dueser, (325) 627-7031

First Financial Bankshares Announces Appointment of Eli Jones to Board of Directors

ABILENE, Texas, January 25, 2022 /PRNewswire/ — The Board of Directors of First Financial Bankshares, Inc. (NASDAQ: FFIN) announced today the appointment of Eli Jones, Ph.D. to the company’s Board of Directors. Jones also was appointed to the First Financial Bank, N.A. Board of Directors and he currently serves on the Bryan/College Station Regional Board of First Financial Bank, N.A.

“Eli is a nationally known academic, speaker and author, and has work experience with major publicly traded companies, and we are extremely pleased to welcome him to the First Financial Bankshares Board of Directors,” said F. Scott Dueser, Chairman, President and CEO of First Financial. “Eli has served on our Bryan/College Station board for the last year and is a well-respected member of the academic and business community. We look forward to having his direction on the company, bank and regional boards, particularly his experience in the areas of marketing and sales culture.”

Jones is a professor of marketing and the Lowry and Peggy Mays Eminent Scholar at Texas A&M University. He recently served for six years as dean of Texas A&M’s prestigious Mays Business School, one of the nation’s top 20 business programs, preceded by three years as dean of the Sam M. Walton College of Business at the University of Arkansas. He also served as dean of the business school at Louisiana State University and was founding executive director of the Sales Excellence Institute at the University of Houston. A nationally respected academician and higher education leader, Jones is a published author and teaches courses in strategic and advanced professional selling, sales leadership and marketing strategy.

Among his professional associations, Jones serves on Invesco’s Family of Funds Board of Directors, Trustee, and as director of the Insperity, Inc. (NYSE: NSP) Board of Directors. From 2012 to 2015, Jones served on the board of directors for Arvest Bank. He’s also contributed his time to many nonprofit and for-profit organizations, including the World Trade Center in Arkansas, University of Arkansas Technology Development Foundation, Mary Bird Perkins Cancer Center, and the Baton Rouge Area Chamber, among others. In 2016, the KPMG PhD Project, of which Jones is a charter member, inducted him into its hall of fame for “achieving significant impact within the network of minority business doctoral students and faculty.”

Jones is a Bryan/College Station native and holds degrees in journalism (B.S. 1982) and business administration (MBA, 1986 and Ph.D., 1997) from Texas A&M University.

About First Financial Bankshares, Inc.

Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that through its wholly-owned subsidiary, First Financial Bank, N.A., operates multiple banking regions with 78 locations in Texas, including Abilene, Acton, Albany, Aledo, Alvarado, Beaumont, Boyd, Bridgeport, Brock, Bryan, Burleson, College Station, Cisco, Cleburne, Clyde, Conroe, Cut and Shoot, Decatur, Eastland, El Campo, Fort Worth, Fulshear, Glen Rose, Granbury, Grapevine, Hereford, Huntsville, Keller, Kingwood, Magnolia, Mauriceville, Merkel, Midlothian, Mineral Wells, Montgomery, Moran, New Waverly, Newton, Odessa, Orange, Palacios, Port Arthur, Ranger, Rising Star, Roby, San Angelo, Southlake, Stephenville, Sweetwater, Tomball, Trent, Trophy Club, Vidor, Waxahachie, Weatherford, Willis, and Willow Park. The Company also operates First Financial Trust & Asset Management Company, N.A., with ten locations and First Technology Services, Inc., a technology operating company. The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial, please visit our website at http://www.ffin.com.

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